EXHIBIT 11

          EARNINGS PER SHARE CALCULATIONS -- PRIMARY AND FULLY DILUTED
(Restated for stock splits)                    YEAR ENDED DECEMBER 31
                                         1994          1993          1992
PRIMARY
NET INCOME                           $136,107,000  $127,902,000  $111,091,000

Deduct dividends on preferred stock        -0-           -0-          -0-

INCOME FOR PRIMARY
 E.P.S. CALCULATION                  $136,107,000  $127,902,000  $111,091,000

Average common shares outstanding      40,383,515    40,500,375    40,063,456

Common stock equivalents                  245,841       247,941       293,335

SHARES FOR PRIMARY
 E.P.S. CALCULATION                    40,629,356    40,748,316    40,356,791

PRIMARY E.P.S.                       $       3.35  $       3.14  $       2.75


FULLY DILUTED
NET INCOME                           $136,107,000  $127,902,000  $111,091,000

Add back interest on convertible
 debt (net of income tax)                  -0-           -0-          101,000

INCOME FOR FULLY DILUTED
 E.P.S. CALCULATION                  $136,107,000  $127,902,000  $111,192,000

Average common shares outstanding      40,383,515    40,500,375    40,063,456

Common stock equivalents                  245,841       247,941       349,025

Additional common shares issuable
 to preferred shareholders and
 debt holders                              -0-           -0-          685,089

SHARES FOR FULLY DILUTED
 E.P.S. CALCULATION                    40,629,356    40,748,316    41,097,570

FULLY DILUTED E.P.S.                 $       3.35  $       3.14  $       2.71